Exhibit 10.1

ENOVA INTERNATIONAL, INC.
NONQUALIFIED SAVINGS PLAN

As Amended and Restated Effective July 1, 2023

ENOVA INTERNATIONAL, INC.

NONQUALIFIED SAVINGS PLAN

Effective as of July 1, 2012, Enova International, Inc. (the “Company”) established the Enova International, Inc. Nonqualified Savings Plan (the “Plan”). The Company hereby amends and restates the Plan in its entirety effective as of July 1, 2023.

BACKGROUND AND PURPOSE

A. Background. Prior to 2012, the Company was a subsidiary of Cash America International, Inc. (“Cash America”), and participated in the Cash America International, Inc. Nonqualified Savings Plan (the “CA NSP”). Effective July 1, 2012, the Company established this Plan as a spin-out from the CA NSP in connection with the corporate separation of the Company from Cash America. The Company established this Plan to (i) accept a transfer of accounts from the CA NSP, with respect to then active or former employees, for amounts attributable to service with the Company or its subsidiaries; and (ii) provide an opportunity on a go-forward basis for certain management or highly compensated employees of the Company and its affiliates to participate in a nonqualified savings plan.

B. Goal. The Company desires to provide its designated key management employees (and those of its affiliated companies that participate in the Plan) with an opportunity to (i) defer the receipt and income taxation of a portion of such employees’ annual compensation and (ii) receive, on a tax-deferred basis, supplemental matching contributions made with respect to certain of such employees’ own deferrals.

C. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which deferrals and contributions may be made and to describe the nature and extent of the employees’ rights to their deferred amounts and employer contributions.

D. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Code Section 409A, and will be construed and interpreted accordingly.

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Account	1
1.2	Annual Bonus	1
1.3	Beneficiary	1
1.4	Board	1
1.5	Business Day	1
1.6	Change in Control	1
1.7	Code	2
1.8	Committee	2
1.9	Company	2
1.10	Compensation	2
1.11	Controlled Group	2
1.12	Deferral Election	3
1.13	Election Period	3
1.14	Elective Contributions	3
1.15	Eligible Employee	3
1.16	Employer	3
1.17	ERISA	3
1.18	FICA Tax	3
1.19	Financial Hardship	3
1.20	Investment Election	4
1.21	Investment Funds	4
1.22	Matching Compensation	4
1.23	Matching Contributions	4
1.24	Participant	4
1.25	Payment Date	4
1.26	Plan	4
1.27	Plan Year	4
1.28	Savings Plan	4
1.29	Separate from Service or Separation from Service	4
(a)	Leaves of Absence	5
(b)	Status Change	5
(c)	Termination of Employment	5
1.30	Specified Employee	6
1.31	Surviving Spouse	6
1.32	Trust Agreement	6
1.33	Trust or Trust Fund	6
1.34	Trustee	6
1.35	Valuation Date	6
Article II ELIGIBILITY AND PARTICIPATION		6
2.1	Eligibility	6
2.2	Procedure for Admission	7
2.3	Cessation of Eligibility	7

i

Article III PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING		7
3.1	Participants’ Accounts	7
(a)	Establishment of Accounts	7
(b)	Nature of Contributions and Accounts	7
3.2	Elective Contributions	8
(a)	Deadline	8
(b)	Irrevocability and Term of Election	8
(c)	Amount	9
3.3	Crediting of Deferred Compensation	10
3.4	Matching Contributions	10
3.5	Debiting of Distributions	10
3.6	Crediting of Earnings	10
3.7	Vesting	10
(a)	General	10
(b)	Change in Control	10
(c)	Job Elimination	11
3.8	Notice to Participants of Account Balances	11
3.9	Good Faith Valuation Binding	11
3.10	Errors and Omissions in Accounts	11
Article IV INVESTMENT FUNDS		11
4.1	Selection by Committee	11
4.2	Participant Direction of Deemed Investments	11
(a)	Nature of Participant Direction	11
(b)	Investment of Contributions	11
(c)	Investment of Existing Account Balances	12
(d)	Committee Discretion	12
Article V PAYMENT OF ACCOUNT BALANCES		12
5.1	Amount of Benefit Payments for Account	12
5.2	Timing and Form of Distribution of Account	12
(a)	Timing of Distributions	12
(b)	Form of Distribution for Account Balances	13
(c)	Modifications of Form and Timing	14
(d)	Medium of Payment	15
(e)	Cash-out	15
5.3	Death Benefits	16
5.4	Hardship Withdrawals	16
5.5	Offset of Benefit by Amounts Owed to the Employer	17
5.6	Taxes	17
(a)	Amounts Payable Whether or Not Account is in Pay Status	17
(b)	Amounts Payable Only if Account is in Pay Status	17
(c)	Method of Payment	17
5.7	No Acceleration of Account Payments	18
5.8	Amounts Transferred from the Cash America NSP	18

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Article VI CLAIMS		18
6.1	Rights	18
6.2	Claims	18
(a)	Initial Claim	18
(b)	Appeal	19
(c)	Satisfaction of Claims	19
Article VII SOURCE OF FUNDS; TRUST		19
7.1	Source of Funds	19
7.2	Trust	20
7.3	Funding Prohibition Under Certain Circumstances	20
Article VIII THE COMMITTEE		20
8.1	Action	20
8.2	Rights and Duties	20
8.3	Compensation, Indemnity and Liability	21
Article IX AMENDMENT AND TERMINATION		21
9.1	Amendments	21
9.2	Freezing or Termination of Plan	22
(a)	Freezing	22
(b)	Termination	22
Article X MISCELLANEOUS		22
10.1	Beneficiary Designation	22
(a)	General	22
(b)	No Designation or Designee Dead or Missing	22
10.2	Distribution Pursuant to a Domestic Relations Order	22
10.3	Taxation	23
10.4	No Employment Contract	23
10.5	Headings	23
10.6	Gender and Number	23
10.7	Assignment of Benefits	23
10.8	Legally Incompetent	24
10.9	Governing Law	24

iii

Article I
DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 Account means, with respect to a Participant or Beneficiary, the total value evidenced by the last balance posted in accordance with the terms of the Plan to the account established for such Participant or Beneficiary. As determined by the Committee, an Account may be divided into separate subaccounts.

1.2 Annual Bonus means that portion of an Eligible Employee’s Compensation that is paid prior to Separation from Service and consists of an annual cash bonus, as determined and payable on an annual basis under a plan adopted by the Employer.

1.3 Beneficiary means, with respect to a Participant, the person(s) designated or identified in accordance with Section 10.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

1.4 Board means the Board of Directors of the Company, or the committee or other person to whom authority with respect to the Plan has been delegated by the Board.

1.5 Business Day means each day on which the Trustee operates, and is open to the public, for its business.

1.6 Change in Control means the occurrence of any of the following events:

(a) Any one person, or more than one person acting as a group (as defined in Code Section 409A), acquires ownership of Company stock that, together with all other Company stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company.

(b) The date any one person, or more than one person acting as a group, acquires (or has acquired, during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

(c) The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(d) The date a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

Notwithstanding the foregoing, a Change in Control shall not occur if the transaction as determined above does not constitute a change in the ownership, change in effective control, or change in ownership of a substantial portion of the assets of the Company under Code Section 409A.

1.7 Code means the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions. Any reference to a Section of the Code includes reference to any applicable regulations promulgated thereunder.

1.8 Committee means the administrative committee of the Savings Plan (which is currently the Retirement Committee), or such other committee as may be appointed by the Board to administer the Plan, all as provided in Article VIII. Any reference to the Committee shall include reference to any delegate of the Committee (e.g., a recordkeeper or the Trustee) that is empowered for the particular function.

1.9 Company means Enova International, Inc., a Delaware corporation with its principal place of business in Chicago, Illinois, and any applicable successor.

1.10 Compensation means, for a Participant for any Plan Year, the total of:

(a) Such Participant’s compensation, based on the definition that is used under the Savings Plan for purposes of determining the amount of his or her before-tax and matching contributions thereunder as of the beginning of the Plan Year based on Savings Plan provisions adopted no later than the last day of the immediately preceding Plan Year, but disregarding the limitation imposed under Code Section 401(a)(17); plus

(b) Elective Contributions, to the extent otherwise excluded from the compensation determined under subsection (a); plus

(c) Compensation during any portion of the Plan Year while the Participant was not an active participant in the Savings Plan, to the extent otherwise excluded; minus

(d) Severance pay and any other Compensation payable after the date of the Participant’s Separation from Service.

Compensation payable after the last day of the Plan Year for services performed during the final payroll period described in Code Section 3401(b) containing the last day of the Plan Year will be treated as Compensation for services performed in the Plan Year during which such amount is paid.

1.11 Controlled Group means the Company and any other entity that is required to be aggregated with the Company under Code Sections 414(b) or (c).

1.12 Deferral Election means an election through which a Participant may elect to defer under the Plan a portion of his or her Compensation, as provided in Section 3.2.

1.13 Election Period means the period prior to the beginning of each Plan Year as specified by the Committee during which Eligible Employees may specify Deferral Elections for the following Plan Year, which Election Period must end: (i) no later than June 30 prior to the first day of the Plan Year to the extent elections with respect to Annual Bonus are accepted, or (ii) otherwise, no later than December 31 prior to the first day of the Plan Year.

1.14 Elective Contributions means, for each Plan Year, that portion of a Participant’s Compensation (including Annual Bonus, if applicable) deferred under the Plan pursuant to Section 3.2.

1.15 Eligible Employee means an individual (i) on the payroll of an Employer, (ii) eligible to participate in the Savings Plan, and (iii) having Targeted Cash Compensation equal to or in excess of the limit specified in Code Section 416(i)(A)(i) ($215,000 in 2023), as adjusted by the Secretary of the Treasury for cost-of living from time to time. For clarity, other provisions of Code Section 416(i) (including its definition of compensation used to assess key employee status) shall not be relevant to this Plan. “Targeted Cash Compensation” means total annualized cash base salary or hourly wage plus total targeted cash annual incentive, for clarity, excluding all other items of taxable or non-taxable compensation such as but not limited to one-time or non-reoccurring payments, equity or equity-based compensation, commissions, fringe benefits, reimbursements and the like, and without taking into account any deductions from or adjustments to such pay, or actual performance of incentive compensation. An individual’s status as an Eligible Employee may change from Plan Year to Plan Year. An Employee’s Targeted Cash Compensation for purposes of clause (iii) above shall be determined as of such date prior to the commencement of the Election Period as may be established by the Committee, and shall remain effective for the next following Plan Year.

1.16 Employer means the Company and its direct and indirect subsidiaries whose Eligible Employees participate in the Plan. As of the date hereof, the Employer consists of the Company and all subsidiaries except (i) Company subsidiaries that affirmatively elect not to participate in the Plan or that the Company affirmatively designates as not eligible to participate in the Plan; and (ii) any Company subsidiaries that are not U.S. companies that do not affirmatively elect, with the consent of the Company, to participate in the Plan.

1.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.18 FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

1.19 Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Committee on the basis of the relevant facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation from insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan or the Savings Plan.

1.20 Investment Election means an election, made in such form as the Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his or her Account will be deemed to be invested.

1.21 Investment Funds means the notional investment funds and models selected from time to time by the Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.22 Matching Compensation means, for a Participant for a Plan Year, the portion of the Participant’s Compensation that exceeds the limitation applicable for such Plan Year under Code Section 401(a)(17).

1.23 Matching Contributions means, for each Plan Year, the amount credited to a Participant’s Account pursuant to Section 3.4.

1.24 Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

1.25 Payment Date means the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.

1.26 Plan means the Enova International, Inc. Nonqualified Savings Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

1.27 Plan Year means the 12-consecutive-month period ending on December 31 of each year.

1.28 Savings Plan means the defined contribution retirement plan intended to be qualified under Code Sections 401(a) and 401(k) that is maintained by the Employer (which, as of the date hereof, is known as the Enova International, Inc. 401(k) Savings Plan).

1.29 Separate from Service or Separation from Service means that a Participant separates from service with the Controlled Group as defined in Code Section 409A. Generally, a

Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Employer and all Controlled Group members, determined in accordance with the following:

(a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Controlled Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Controlled Group. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence will be substituted for such 6-month period.

(b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of an Employer’s board of directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

(c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Controlled Group and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Controlled Group if the Participant has been providing services to the Controlled Group less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

1.30 Specified Employee means a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the December 31 preceding the Participant’s Separation from Service. For purposes of identifying Specified Employees, the Participant’s compensation means all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).

1.31 Surviving Spouse means, with respect to a Participant, the person who is legally married to such Participant, as determined under the laws of the jurisdiction in which the marriage was entered into. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.

1.32 Trust Agreement means the separate agreement or agreements between the Company and the Trustee governing the Trust Fund, and all amendments thereto.

1.33 Trust or Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.

1.34 Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

1.35 Valuation Date means each Business Day; provided, the value of an Account on a day other than a Valuation Date will be the value determined as of the immediately preceding Valuation Date.

Article II
ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.

Each individual who is an Eligible Employee as of the first day of a Plan Year (whether or not he or she elects to make contributions to the Savings Plan or this Plan) will be eligible to participate in the Plan for the entire Plan Year. Notwithstanding the foregoing, an individual who first becomes an Eligible Employee (whether due to hire, promotion, or increase in Targeted Cash Compensation) after the first day of the Election Period preceding an applicable Plan Year (or such date preceding the first day of the Election Period as may be established by the Committee for administrative convenience) may not become a Participant or make Elective Contributions or receive Matching Contributions until the next following Plan Year; provided such individual remains an Eligible Employee as of such date.

2.2 Procedure for Admission.

The Committee may require an Eligible Employee to complete such forms and provide such data, all in such form and format (including telephonic or electronic), as the Committee determines in its sole discretion. Such forms and data may include, without limitation, the Eligible Employee’s Deferral Election, Investment Election, acceptance of the terms and conditions of the Plan and the designation of a Beneficiary to receive any death benefits payable hereunder.

2.3 Cessation of Eligibility.

An employee will cease active participation in the Plan if he or she ceases to satisfy the criteria which qualified him or her as an Eligible Employee, in which case the Deferral Election will not apply to Compensation earned in any Plan Year during which he or she does not satisfy the requirements as an Eligible Employee. An employee will cease active participation in the Plan upon Separation from Service, in which case his or her Deferral Election will not apply to Compensation payable after Separation from Service. An employee will cease active participation in the Plan upon his or her transfer to employment with a member of the Controlled Group that is not an Employer, but only to the extent that his or her Deferral Election for the year of transfer continues to apply under a nonqualified deferred compensation plan sponsored by his or her new employer, to his or her Compensation. Even if active participation in the Plan ends, an employee will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his or her vested Account (if any) is distributed from the Plan, or (ii) the date he or she again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his or her vested Account will continue to be credited with earnings as provided for in Section 3.6.

Article III
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING

3.1 Participants’ Accounts.

(a) Establishment of Accounts. The Committee will establish and maintain an Account on behalf of each Participant. Each Account will be credited with (i) Elective Contributions, (ii) Matching Contributions, and (iii) earnings attributable to such Account, and will be debited by the amount of any distributions or forfeitures. A Participant’s Account may also include amounts transferred from the CA NSP in 2012. Each Account of a Participant will be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his or her Beneficiary or forfeited pursuant to the terms of the Plan.

(b) Nature of Contributions and Accounts. Elective Contributions, Matching Contributions and earnings credited to a Participant’s Account will be represented solely by bookkeeping entries and, except as provided in Article VII, no moneys or other assets will actually be set aside for such Participant. All payments to a Participant under the Plan will be made from the general assets of the Employer or from the Trust. The Committee or the Board will allocate the total liability to pay benefits under the Plan among the Employers in such manner and amount as the Committee or the Board (as applicable) in its sole discretion deems appropriate. Any assets which may be acquired by the Employer in anticipation of its obligations under the Plan will be part of the general assets of the Employer. The Employer’s obligation to pay benefits under the Plan constitutes a mere promise of the Employer to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of the Employer.

3.2 Elective Contributions.

Each Eligible Employee who is eligible to participate in the Plan for a Plan Year may elect during the Election Period to have Elective Contributions made on his or her behalf for such Plan Year by completing and delivering to the Company (or its designee) a Deferral Election setting forth the terms of his or her election(s). Subject to the terms and conditions set forth below and any administrative limitations specified by the Committee, a Deferral Election may provide for (i) the reduction of an Eligible Employee’s Compensation (exclusive of Annual Bonus amounts) earned during the Plan Year for which the Deferral Election is in effect, and/or (ii) the reduction of an Eligible Employee’s Compensation (inclusive of Annual Bonus amounts) earned during the Plan Year for which the Deferral Election is in effect, only to the extent such Compensation exceeds the limit applicable for such Plan Year under Code Section 401(a)(17); and/or (iii) the reduction of an Eligible Employee’s Annual Bonus paid during the Plan Year. The following terms will apply to such elections:

(a) Deadline. A Participant’s Deferral Election for the Compensation paid during a Plan Year must be made during the Election Period prescribed by the Committee and ending by the time specified in Section 1.13. An Eligible Employee may change his or her Deferral Election for the Plan Year any time prior to the deadline specified in this subsection, subject to any restrictions or procedures established by the Committee.

(b) Irrevocability and Term of Election.

(1) Generally. Upon the deadline specified in (a) above, an Eligible Employee’s Deferral Election, or deemed election upon a failure to submit a timely election, will become irrevocable for the Plan Year except as provided under this subsection. Unless otherwise specified by the Committee during an applicable Election Period, each Participant’s Deferral Election for a Plan Year will remain in effect for such Plan Year and all subsequent Plan Years until the earlier of: (i) the cessation of the Participant’s deferrals because the Participant is no longer an active Participant as provided in Plan Section 2.3, including upon Separation from Service; (ii) the effective date of the Participant’s timely revocation of such Deferral Election, as applicable, for Compensation in a subsequent Plan Year; or (iii) immediately prior to the beginning of the Plan Year that includes the scheduled payment date for his or her Elective Contributions under a prior Deferral Election, if such date may occur prior to Separation from Service. A Participant’s Deferral Election may be cancelled in the discretion of the Committee as permitted under Code Section 409A (for example, on the date the Participant receives a Financial Hardship distribution pursuant to Code Section 409A). For clarity, if a Participant’s Deferral Election is cancelled because the Participant is no longer an active Participant as provided in Section 2.3, such individual must submit a new Deferral Election if he or she again becomes eligible to actively participate in the Plan.

(2) Effect of Transfers Between Related Entities. If a Participant is transferred from the employment of an Employer to another Employer, his or her Deferral Election with the first entity will remain in effect and will apply to Compensation from the second entity until terminated as set forth in subsection (1) above. If a Participant is transferred from an Employer to a member of the Controlled Group that does not participate in either the Plan or another nonqualified deferred compensation plan, then his or her Deferral Election will remain in effect and will apply to Compensation earned for the Plan Year during which the transfer occurs, and will be automatically cancelled as of the end of such Plan Year. If a Participant is transferred from an Employer to a member of the Controlled Group that does not participate in the Plan but maintains another nonqualified deferred compensation plan, then his or her Deferral Election will remain in effect under the Plan and will apply to Compensation earned for the Plan Year during which the transfer occurs, but only to the extent that his or her Deferral Election for the year of transfer does not continue to apply, under a nonqualified deferred compensation plan sponsored by his new employer, to his or her Compensation; such Deferral Election will be automatically cancelled as of the end of such Plan Year. If a Participant is transferred to an Employer from employment with a member of the Controlled Group that does not participate in the Plan but maintains another nonqualified deferred compensation plan, then (i) his or her deferral election(s) that would have applied to Compensation under such other plan had he or she not transferred employment will transfer to, and be deemed as, a Deferral Election under the Plan with respect to his or her Compensation earned after such transfer; and (ii) the timing and form of payment that applied to deferrals made pursuant to such transferred Deferral Election under such other plan will transfer to the Plan and apply to deferrals made pursuant to such transferred Deferral Election, subject to modification pursuant to the terms of Section 5.2(c).

(c) Amount.

(1) Elections that Include Base Compensation. A Participant may elect to defer Compensation as described in Section 3.2(i) or (ii) in 1% increments, up to a maximum of 50% or such other maximum percentage and/or amount, if any, established by the Committee from Plan Year to Plan Year.

(2) Annual Bonus Election. If the Committee permits, the Participant may elect to reduce his or her Annual Bonus as described in Section 3.2(iii), by a fixed dollar amount or in 1% increments, up to 100%, or such other maximum amount, if any, established by the Committee from Plan Year to Plan Year. Any percentage election will be applied to the Participant’s gross Annual Bonus without reduction for any FICA Tax applicable to the Annual Bonus, but the deferral amount will be deducted after any FICA Tax applicable to the Annual Bonus and other tax withholding related to the amount of such FICA Taxes as permitted under Code Section 409A, and will not exceed the remaining amount of the Annual Bonus after reduction for FICA Taxes and any other required tax withholding.

3.3 Crediting of Deferred Compensation.

For each Plan Year that a Participant has a Deferral Election in effect, the Committee will credit the amount of such Participant’s Elective Contributions to his or her Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to the Participant but for his or her Deferral Election.

3.4 Matching Contributions.

As of the end of each payroll period (or such other crediting period as the Committee, in its sole discretion, determines from time to time, which may but is not required to align with the frequency of matching contributions under the Savings Plan), the Committee will credit to each Participant’s Account for such period a Matching Contribution equal to (i)100% of the Participant’s Matching Compensation deferred as Elective Contributions under the Plan for such period up to the first 1% of Matching Compensation, plus (ii) 50% of the Participant’s Matching Compensation deferred as Elective Contributions under the Plan on up to the next 5% of Matching Compensation; provided, the total amount of Matching Contributions credited to such Participant’s Account for any period will not exceed 3.5% of such Participant’s Matching Compensation for such period.

3.5 Debiting of Distributions.

As of each Valuation Date, the Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.6 Crediting of Earnings.

As of each Valuation Date, the Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date, based on the investments applicable to the Participant’s Account pursuant to Section 4.2.

3.7 Vesting.

(a) General. A Participant will at all times be fully vested in his or her Elective Contributions and the earnings credited to his or her Account with respect to such Elective Contributions. The Matching Contributions credited to a Participant’s Account and the earnings credited with respect thereto will vest in accordance with the vesting schedule, and at the same vesting percentage, as applies to the Participant’s matching account under the Savings Plan.

(b) Change in Control. If a Change in Control occurs, the Participant will be immediately 100% vested in the Matching Contributions credited to his or her Account and the earnings credited with respect thereto as of the date of such Change in Control. Matching Contributions credited to a Participant’s account and the earnings credited with respect thereto after the date of a Change in Control will continue to vest in accordance with the vesting schedule, and at the same vesting percentage, as applies to the Participant’s matching account under the Savings Plan.

(c) Job Elimination. If a Participant’s employment is terminated as a result of a job elimination in connection with a reduction in force, the Matching Contributions credited to his or her Account and the earnings credited with respect thereto will be immediately 100% vested.

3.8 Notice to Participants of Account Balances.

At least once for each Plan Year, the Committee will cause a written or electronic statement of a Participant’s Account balance to be distributed or otherwise made available to the Participant.

3.9 Good Faith Valuation Binding.

In determining the value of the Accounts, the Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.

3.10 Errors and Omissions in Accounts.

If an error or omission is discovered in the Account of a Participant, the Committee, in its sole discretion, will cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

Article IV
INVESTMENT FUNDS

4.1 Selection by Committee.

From time to time, the Committee will select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.

4.2 Participant Direction of Deemed Investments.

Each Participant generally may direct the manner in which his or her Account will be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder will be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to the Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.

(b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the

Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Business Day, and each such election will apply to all such specified contributions credited to such Participant’s Account after the Committee has a reasonable opportunity to process such election pursuant to such procedures as the Committee may determine from time to time. Any Investment Election made pursuant to this subsection (b) with respect to future contributions will remain effective until changed by the Participant.

(c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his or her existing Account balance that will be deemed invested in each Investment Fund. A Participant may make such Investment Elections as of any Business Day, and each such election will be effective after the Committee has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.

(d) Committee Discretion. The Committee will have complete discretion to adopt and revise procedures to be followed in making Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of elections, the incremental size of elections, the deadline for making elections, the effective date of such elections, and default Investment Funds. Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment.

Article V
PAYMENT OF ACCOUNT BALANCES

5.1 Amount of Benefit Payments for Account.

Payment of a benefit amount from the Participant’s Account as of any Payment Date hereunder will be calculated by determining the total of: (i) the entire vested amount credited to the Participant’s Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed; plus (ii) the vested amount of any Elective Contributions and Matching Contributions made since such Valuation Date that are payable on such Payment Date. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

5.2 Timing and Form of Distribution of Account.

(a) Timing of Distributions.

(1) Default Timing of Distribution. Except as provided in Section 5.3, and subsections (a)(2) and (c) hereof, the Payment Date for a Participant’s Account will be the 30th day after the date the Participant Separates from Service; provided, in the case of a Participant who is a Specified Employee on the date he or she Separates from Service for any reason other than death, payments may not be made before the date that is 6 months after the date of Separation from Service (or, if earlier, the Participant’s death).

(2) Payment Date Election.

(A) Generally. A Participant may elect, at the time he or she makes a Deferral Election for a Plan Year, to have the Payment Date for all or a portion of the part of the Participant’s Account balance attributable to such elections, including any related vested Matching Contributions, be the earlier of (i) Separation from Service (provided that payments made on account of Separation from Service other than by reason of a Participant’s death may not be made before 6 months after Separation from Service or the Participant’s death, if the Participant is a Specified Employee on the date he or she Separates from Service) or (ii) the first day of a specified calendar month. In the event of an election under this subsection, the specified month selected by the Participant must be no earlier than January of the second Plan Year after the year to which the Deferral Election applies. Subject to any administrative limitations specified by the Committee, a Participant may elect a different Payment Date with respect to contributions for each Plan Year.

(B) Before 2012. For the portion of a Participant’s Account transferred from the CA NSP and with respect to Elective Contributions for the 2012 Plan Year, the Payment Date(s) initially were determined under the provisions and elections applicable to the Participant under the CA NSP as in effect on July 1, 2012. Thereafter, modifications are determined according to subsection (c).

(C) New Election Each Year. The prior year’s Payment Date election will not apply to any later Plan Year’s Elective Contributions and the Participant must make a new Payment Date election for the benefit attributable to Elective Contributions for each Plan Year. In the absence of such an election, subsection (a) shall apply.

(b) Form of Distribution for Account Balances.

(1) Single-Sum Payment. Except as provided in subsections (b)(2) and (c) hereof, the portion of a Participant’s Account payable on a given Payment Date will be distributed in the form of a single lump-sum payment.

(2) Annual Installments.

(A) Election of Annual Installments.

(i) Generally. With respect to the benefit corresponding to a Plan Year and subject to any policies, procedures and limitations specified by the Committee, at the time a Participant makes a Deferral Election for the Plan Year, the Participant may elect to receive such benefit (I) in the form of a specified number of annual installments to the extent that the benefit becomes payable due to Separation from Service, and/or (II) in the form of a specified number of annual installments to the extent the benefit becomes payable during a specified calendar month. Subject to any administrative limitations specified by the Committee, a Participant may make different installment payment elections with respect to his or her benefit attributable to deferrals for each Plan Year.

(ii) Before 2012. For the portion of a Participant’s Account transferred from the CA NSP with respect to Elective Contributions for the 2012 Plan Year, the form of payment initially was determined under the provisions and elections applicable to the Participant under the CA NSP as in effect on July 1, 2012. Thereafter, modifications are determined according to subsection (c).

(iii) Carryover from Year to Year.

1. No Carryover if Deferrals Cancelled. In the event that a Participant revokes his or her Deferral Election (or has such elections cancelled pursuant to the terms of the Plan), any installment payment election(s) under such Deferral Election will not apply to the benefit attributable to deferrals for subsequent Plan Years.

2. Carryover of Separation Election But Not In-Service Election. In the event that the Participant modifies his or her Deferral Election, but does not revoke his or her entire Deferral Election, (i) the most recent installment payment election in effect with respect to payment upon Separation from Service, if any, will continue to apply to the benefit attributable to deferrals for the next Plan Year to the extent not modified; and (ii) the installment payment election, if any, for payment during a specified calendar month will not carry over and the Participant must make a new installment payment election for payment during a specified calendar month for the benefit attributable to deferrals for each Plan Year.

(B) Installment Periods. The installment payments will be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings between payments in the manner described in Section 3.6), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant will be specified at the time the Participant makes the Deferral Election in which the installment payments are elected.

(c) Modifications of Form and Timing.

(1) Availability of Election. A Participant may make one election for the benefit attributable to each Plan Year that begins on or after January 1, 2011 (including benefits transferred from the CA NSP attributable to plan years of the CA NSP beginning on or after January 1, 2011), to change the form of payment of the Participant’s benefit to the extent it becomes payable due to Separation from Service, and one election for each such Plan Year’s benefit to change the timing and/or form of payment of his or her benefit to the extent it becomes payable in a specified calendar month. Therefore, a Participant may make one election with respect to each such Plan Year’s deferrals, to change the form of payment that applies to the extent the benefit attributable to such Plan Year becomes payable due to Separation from Service to: (A) elect annual installment payments as described above, (B) change the number of installment payments elected, or (C) elect a lump sum. In addition, a Participant may make one election with respect to each such Plan Year’s deferrals, to (i) delay the payment (or commencement) of the benefit attributable to such Plan Year to the extent it becomes payable in a specified calendar month, and/or (ii) change the form of payment that applies to the extent the benefit attributable to such Plan Year becomes payable in a specified calendar month to: (A) elect annual installment payments as described above, (B) change the number of installment payments elected, or (C) elect a lump sum. Any election under this subsection will specify the number of installment payments elected, if any.

(2) Delay in Payment Date or Change in Form of Payment. In the event of an election permitted under subsection (1) to delay the commencement or change the form of payment, the resulting election must result in a delay of at least 5 years after the originally scheduled Payment Date.

(3) Restrictions. Any election under this subsection (c) will not take effect until 12 months after the date on which the election is made. In the case of an amount payable on a specified date, an election under this subsection (c) must be made at least 1 year before the date on which the payment was previously scheduled to commence. The Committee may specify other restrictions and limitations as necessary to comply with Code Section 409A or as otherwise deemed appropriate.

(d) Medium of Payment. All distributions will be made in the form of cash.

(e) Cash-out.

(1) Elective Contribution Cashout. Except as provided in subsection (4), if at any time a Participant’s Account balance attributable to Elective Contributions (and earnings thereon) does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) ($22,500 in 2023), the Committee may elect, in its sole discretion, to pay the Participant’s entire Account balance attributable to Elective Contributions in an immediate single-sum payment. For purposes of this provision, any deferrals of compensation that the Participant has elected under any other nonqualified deferred compensation plan maintained by a member of the Controlled Group or transferred from a nonqualified deferred compensation plan maintained by Cash America, in each case that is an “elective account balance plan” subject to Code Section 409A, will be considered as part of the Participant’s Account balance attributable to Elective Contributions hereunder.

(2) Cashout of Employer Contributions. Except as provided in subsection (4), if at any time a Participant’s Account balance, other than amounts attributable to Elective Contributions (and earnings thereon), does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) ($22,500 in 2023), the Committee may elect, in its sole discretion, to pay such portion of the Participant’s Account balance in an immediate single-sum payment. For purposes of this provision, any deferrals of compensation other than Participant elective deferrals under any other nonqualified deferred compensation plan maintained by a member of the Controlled Group or transferred from a nonqualified deferred compensation plan maintained by Cash America, in each case that is a “nonelective account balance plan” subject to Code Section 409A, will be considered as part of the Participant’s Account balance other than amounts attributable to elective contributions of the Participant.

(3) Documentation of Determination. Any exercise of the Committee’s discretion pursuant to this subsection (e) will be evidenced in writing no later than the date of the distribution. No Participant or Beneficiary may be given a direct or indirect election as to whether the discretion described in this subsection (e) will be exercised by the Committee.

(4) Six Month Delay for Specified Employees. Notwithstanding the foregoing, to the extent required by Code Section 409A, no payment under this subsection (e) will be made within six months after the date the Participant Separates from Service (or if earlier, such Participant’s death) in the case of a payment to a Participant who is a Specified Employee on the date he or she Separates from Service.

5.3 Death Benefits.

If a Participant dies before full payment of the Participant’s Account from the Plan is made, the Beneficiary or Beneficiaries determined under Section 10.1 will be entitled to receive a distribution of the Participant’s vested Account. The benefit will be distributed to such Beneficiary or Beneficiaries as promptly as practicable following the 30th day after the date of the Participant’s death, in the form of a single-sum payment in cash notwithstanding any election made by the Participant.

5.4 Hardship Withdrawals.

Upon receipt of an application for an in-service hardship distribution and the Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Committee will cause the Employer to pay an in-service distribution to such Participant from the Participant’s Account. Such distribution will be paid in a single sum payment within 90 days after the Committee determines that a Financial Hardship exists, which must be prior to the Participant’s Separation from Service. Such payment will be made in cash. The amount of such single-sum payment will be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under this Plan due to cancellation of Elective Contributions upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need will not take into account any additional compensation that due to the Financial Hardship is available under another nonqualified deferred compensation plan but has not actually been paid. If payment is made hereunder upon an unforeseeable emergency, it will be so designated at the time of payment. Such distribution will reduce the Participant’s Account balance as provided in Section 3.5 (and applied to distribution sub-account pursuant to procedures established and uniformly applied by the Committee).

5.5 Offset of Benefit by Amounts Owed to the Employer.

Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, offset a Participant’s Account by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Employer or any member of the Controlled Group. Notwithstanding the foregoing, no such offset will apply before the amount to be offset is otherwise payable under the Plan, unless the following requirements are met: (i) the debt owed was incurred in the ordinary course of the service relationship between the Participant and the Controlled Group, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000 (taking into account offsets of any amounts under other nonqualified deferred compensation plans that are required to be aggregated with benefits that would be offset under this Section), (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary, and (iv) in the case of a Participant who is a Specified Employee on the date he or she Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.

5.6 Taxes.

(a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder will become subject to FICA Tax or any state, local or foreign tax obligations, which the Employer is required to pay or withhold prior to the time the Participant’s Account becomes payable hereunder, the Employer will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.

(b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder is subject to any taxes which the Employer is required to pay or withhold at the time the Account becomes payable hereunder, the Employer will have the full power and authority to withhold and pay such tax out of the Account or any monies or other property that the Employer holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Account that is not then payable or other deferrals of compensation under a plan maintained by a member of the Controlled Group that are subject to Code Section 409A and are not then payable.

(c) Method of Payment. The Employer may permit, in its sole discretion, a Participant to remit any tax liability via personal check or to have such offsets deducted from other compensation.

5.7 No Acceleration of Account Payments.

Except as otherwise provided in this Section, no payment scheduled to be made under this Article may be accelerated. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his or her scheduled payment will be accelerated pursuant to this sentence.

5.8 Amounts Transferred from the Cash America NSP.

Any amounts transferred from the CA NSP will be administered in accordance with the terms of the CA NSP, including any prior payment elections made by a Participant, to the extent required to avoid income inclusion under Code Section 409A. For the avoidance of doubt, the determination of whether amounts transferred from the CA NSP become vested as a result of a Change in Control after July 1, 2012 will be determined under sections 1.6 and 3.7 of the Plan. Furthermore, it is intended that, for the 2012 Plan Year of the Plan, this Plan was a continuation of the CA NSP with respect to individuals who previously participated in that plan, including, without limitation, retention of all elections and restrictions required by Code Section 409A, and this Plan will be construed accordingly.

Article VI
CLAIMS

6.1 Rights.

If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), the Participant will submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning (i) in the case of any lump-sum payment, on the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, on the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 6.2(b) hereof, a Participant or Beneficiary will have 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period or without completing the claim and appeal procedure described herein will be precluded.

6.2 Claims.

(a) Initial Claim. Claims for benefits under the Plan may be filed with the Committee on forms or in such other written documents, as the Committee may prescribe. The Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Committee will furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension will not exceed one additional 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, reference to the pertinent provisions of the Plan, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on appeal.

(b) Appeal. Any Participant or Beneficiary who has been denied a benefit will be entitled, upon request to appeal the denial of the claim to the Committee. The claimant (or his or her duly authorized representative) may review pertinent documents related to the Plan and in the Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Committee’s decision will be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension of time for processing the appeal, the Committee will furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension will not exceed one additional 60-day period. If unfavorable, the notice of the decision will explain the reasons for denial, reference the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).

(c) Satisfaction of Claims. Any payment to a Participant or Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Committee and the Employer, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as determined by the Committee or the Employer. If a receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

Article VII
SOURCE OF FUNDS; TRUST

7.1 Source of Funds.

Except as provided in this Section and Section 7.2, the Employer will provide the benefits described in the Plan from the general assets of the Employer. In any event, the Employer ultimately will have the obligation to pay all benefits due to Participants and Beneficiaries under the Plan. The Company may, but will not be required to, establish a Trust and may pay over funds from time to time to such Trust (as described in Section 7.2), and, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets will be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Employer will have the obligation, and the Participant or Beneficiary who is due such benefits will look to the Employer to provide, such benefits. The Committee or the Board will allocate the total liability to pay benefits under the Plan among the Company and the other Employers in such manner and amount as the Committee or the Board (as applicable) in its sole discretion deems appropriate.

7.2 Trust.

The Employer may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement, each transfer into the Trust Fund will be irrevocable as long as the Employer has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Employer; provided, it is the intent of the Employer that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of the Employer. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Employer other than as a general, unsecured creditor. Accordingly, the Employer will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

7.3 Funding Prohibition Under Certain Circumstances.

Notwithstanding anything in this Article to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

Article VIII
THE COMMITTEE

8.1 Action.

Action of the Committee may be taken with or without a meeting of the members; provided, action will be taken only upon the vote or other affirmative expression of a majority of the Committee members qualified to vote with respect to such action. If a member of the Committee is a Participant or Beneficiary, such member will not participate in any decision which solely affects his or her own benefit under the Plan. For purposes of administering the Plan, the Committee will choose a secretary who will keep minutes of the Committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Committee.

8.2 Rights and Duties.

The Committee will administer the Plan and will have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to the Employer the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To correct any error or omission;

(e) To authorize all disbursements pursuant to the Plan;

(f) To maintain all the necessary records of the administration of the Plan;

(g) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(h) To have all powers elsewhere conferred upon it;

(i) To appoint, remove or replace a Trustee hereunder;

(j) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(k) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Committee will have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties, subject to Section 6.2.

8.3 Compensation, Indemnity and Liability.

The Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Committee will be paid by the Employer. No member of the Committee will be liable for any act or omission of any other member of the Committee, nor for any act or omission on his or her own part, except with regard to such member’s own willful misconduct. The Employer will indemnify and hold harmless the Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of membership on the Committee, excepting only expenses and liabilities arising out of such member’s own willful misconduct.

Article IX
AMENDMENT AND TERMINATION

9.1 Amendments.

The Board or the Committee will have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Board. Any amendment will be in writing and executed by a duly authorized officer of the Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, except as may be required to comply with Code Section 409A, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries will be bound by such amendment.

9.2 Freezing or Termination of Plan.

(a) Freezing. The Company, through action of the Board, reserves the right to discontinue contributions to and freeze the Plan at any time, for any reason. Any action to freeze the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company.

(b) Termination. The Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Accounts will be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Specified Employees following Separation from Service). Any action to terminate the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. If the Plan is terminated, each Participant will become 100% vested in their Account. Such termination will be binding on all Participants and Beneficiaries.

Article X
MISCELLANEOUS

10.1 Beneficiary Designation.

(a) General. Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Committee may determine.

(b) No Designation or Designee Dead or Missing. In the event that:

(1) a Participant dies without designating a Beneficiary;

(2) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(3) the Beneficiary designated by a Participant cannot be identified or located by the Committee;

then, in any of such events, the Beneficiary of such Participant will be the Participant’s Surviving Spouse, if any, and if there is none or such Surviving Spouse cannot be located, then the estate of the Participant; provided, if the Participant does not have a Surviving Spouse (or the Surviving Spouse cannot be located), and no claim has been made on behalf of the Participant’s estate within a reasonable period of time after the Participant’s death, then the Beneficiary will be such heirs and/or relatives of the Participant as the Committee may determine in its sole discretion, and payment to such person will be deemed in full satisfaction of the Participant’s benefits under the Plan, without further liability with respect to such Participant’s benefits on the part of the Plan, the Company, the Employer, or the Committee.

10.2 Distribution Pursuant to a Domestic Relations Order.

Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to the Savings Plan) requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Committee will cause the Employer to pay a distribution to such alternate payee. All distributions to alternate payees under the Plan will be in the form of a single lump sum payment and will reduce the Participant’s Account accordingly.

10.3 Taxation.

It is the intention of the Company that the benefits payable hereunder will not be deductible by the Employer nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Employer, or the Trust, as the case may be, to such Participants or Beneficiaries. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code Section 409A, and the Committee will use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements. In the event that any provision that is necessary for the Plan to comply with Code Section 409A is determined by the Committee, in its sole discretion, to have been omitted or improperly summarized in this Plan, such provision shall be deemed to be included or reformed, as applicable, retroactively if deemed appropriate by the Committee, in the Plan. Notwithstanding the foregoing, neither the Company nor the Committee makes any representation that the Plan complies with Code Section 409A or is entitled to any particular tax treatment, and shall have no liability to any Participant or any other person for any individual tax liability, including any taxes or penalties under Code Section 409A. The Committee has authority to amend or revoke any election for Elective Contributions or any form of payment election or change, to the extent it deems necessary to comply with Code Section 409A.

10.4 No Employment Contract.

Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between the Employer and any Participant to the effect that the Participant will be employed by the Employer for any specific period of time.

10.5 Headings.

The headings of the various articles and sections in the Plan are solely for convenience and may not be relied upon in construing any provisions hereof. Any reference to a section refers to a section of the Plan unless specified otherwise.

10.6 Gender and Number.

Use of any gender in the Plan will be deemed to include any other gender when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.7 Assignment of Benefits.

The right of a Participant or Beneficiary to receive payments under the Plan will not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except as provided in Section 10.2 or by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

10.8 Legally Incompetent.

The Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person, to the person having custody of such person, to any relative of such person, or to anyone with whom such person lives, without further liability on the part of the Employer for the amount of such payment to the person on whose account such payment is made.

10.9 Governing Law.

The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Illinois. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated effective July 1, 2023, to be executed by its duly authorized officer of the 11 day of May, 2023.

ENOVA INTERNATIONAL, INC.

By: /s/ Steven E. Cunningham

Title: Chief Financial Officer